UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/31/2009

Wells Timberland REIT, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-53193

MD	203536671
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities

On December 31, 2009, Wells Real Estate Funds, Inc. ("Wells REF"), the indirect parent of Wells Timberland Management Organization, LLC, the external advisor of Wells Timberland REIT, Inc. (the "Company"), entered into a subscription agreement with the Company pursuant to which the Company agreed to issue and sell 800 shares of the Company's Series B Preferred Stock, to Wells REF for a purchase price of $1,000 per share, or $800,000, in cash. Wells REF acquired such Series B Preferred Stock on December 31, 2009.

Dividends will accrue on the Series B Preferred Stock daily at a rate of 8.5% per year, subject to adjustments in the event of a stock dividend, split, combination or other similar recapitalization with respect to the Series B Preferred Stock. If declared by the Company and authorized by the board of directors, accruing dividends on the Series B Preferred Stock are payable on September 30, 2010 and on September 30th of each year thereafter. The Series B Preferred Stock is not convertible into shares of the Company's common stock. Upon dissolution of the Company, the holders of the Series B Preferred Stock are entitled to receive the issue price of $1,000 per share plus an amount equal to accrued and unpaid dividends, whether or not declared, before any payment may be made to the holders of common stock or any other class or series of capital stock ranking on liquidation junior to the Series B Preferred Stock. The Series B Preferred Stock ranks on parity with the Company's Series A Preferred Stock with respect to dividends and payments upon a dissolution of the Company. The Company's charter does not require the Company to obtain the consent of the holders of the Series B Preferred Stock for any corporate action, and the holders of the Series B Preferred Stock do not have any voting rights or powers except with respect to (1) the creation of any class of capital stock senior to the Series B Preferred Stock, (2) an increase in the number of authorized Series B Preferred Stock and (3) any amendment of the rights, preferences or privileges relating to the Series B Preferred Stock.

The shares of Series B Preferred Stock were sold to Wells REF without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance on the exemption from such registration requirements provided by Section 4(2) of the Securities Act for transactions not involving any public offering. The shares of Series B Preferred Stock were sold without general advertising or solicitation, and Wells REF acknowledged that it was purchasing "restricted securities" which had not been registered under the Securities Act and which were subject to certain restrictions on resale. In accordance with the Company's charter, the shares of Series B Preferred Stock were issued in uncertificated form. If at any time the Company shall issue certificates representing the shares of Series B Preferred Stock, the Company will place on such certificates for the Series B Preferred Stock, or any substitutions for the Series B Preferred Stock, a legend stating that such shares have not been registered and cannot be resold without registration under the Securities Act or the availability of an exemption from the registration requirements thereof.

The Company's charter provides that unless exempted by the Company's board of directors, no person may own more than 9.8% in value of the aggregate of the Company's outstanding shares (the "aggregate ownership limit"). The Company's charter also provides that the Company's board of directors may, subject to certain conditions, exempt any person from the aggregate ownership limit (an "excepted holder"). The Company's board of directors also may establish a limitation on the excepted holder's share ownership. Pursuant to Wells REF's initial purchase of (1) 32,128 shares of the Company's Series A Preferred Stock on October 9, 2007, (2) 10,700 shares of the Company's Series B Preferred Stock on August 29, 2008, and (3) 800 shares of Series B Preferred Stock on December 31, 2009, and notwithstanding Wells REF's transfer of 450 shares of Series A Preferred Stock and 150 shares of Series B Preferred Stock as a result of the amendment of the Subordinated Credit Agreement on October 15, 2008, Wells REF currently owns more than 9.8% in value of the Company's aggregate outstanding capital stock. The Company's board has named Wells REF as an excepted holder and has limited Wells REF's share ownership to 45% in value of the aggregate of the outstanding shares of the Company's capital stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Timberland REIT, Inc.

Date: January 04, 2010	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer